Verisign Reports First Quarter 2021 Results

RESTON, VA - April 22, 2021 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today reported financial results for the first quarter of 2021.

VeriSign, Inc. and its subsidiaries (“Verisign”) reported revenue of $324 million for the first quarter of 2021, up 3.6 percent from the same quarter in 2020. Verisign reported net income of $150 million and diluted earnings per share (diluted “EPS”) of $1.33 for the first quarter of 2021, compared to net income of $334 million and diluted EPS of $2.86 for the same quarter in 2020. The operating margin was 65.0 percent for the first quarter of 2021 compared to 66.0 percent for the same quarter in 2020.

Net income for the first quarter of last year included the recognition of $168 million of previously unrecognized income tax benefits. These benefits resulted from remeasurement of Verisign’s accrual for uncertain tax positions as previously noted in the first quarter 2020 earnings release. This income tax benefit increased diluted EPS by $1.44 for the first quarter of 2020.

“Our constant preparation for delivering our services in difficult situations has continued to serve the global internet community well, as we enter a second year of COVID. This preparation, along with our focus on mission and a strengthening economy, resulted in a strong first quarter,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended the first quarter of 2021 with cash, cash equivalents and marketable securities of $1.18 billion, an increase of $14 million from the end of 2020.
•Cash flows from operating activities were $198 million for the first quarter of 2021, compared to $180 million for the same quarter in 2020.
•Deferred revenues as of March 31, 2021 totaled $1.10 billion, an increase of $36 million from the end of 2020.
•During the first quarter of 2021, Verisign repurchased 0.9 million shares of its common stock for an aggregate cost of $173 million. As of March 31, 2021, there was $910 million remaining for future share repurchases under the share repurchase program which has no expiration date.

Business Highlights
•Verisign ended the first quarter of 2021 with 168.0 million .com and .net domain name registrations in the domain name base, a 4.6 percent increase from the end of the first quarter of 2020, and a net increase of 2.80 million during the first quarter of 2021.
•During the first quarter of 2021, Verisign processed 11.6 million new domain name registrations for .com and .net, compared to 10.0 million for the same quarter in 2020.
•The final .com and .net renewal rate for the fourth quarter of 2020 was 73.5 percent compared to 73.8 percent for the same quarter in 2019. Renewal rates are not fully measurable until 45 days after the end of the quarter.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EDT) to review the first quarter 2021 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4776 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.Verisign.com. An audio archive of the call will be available at https://investor.Verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.Verisign.com.

About Verisign

Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit Verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, attempted security breaches, cyber-attacks, and DDoS attacks against our systems and services; the introduction of undetected or unknown defects in our systems; vulnerabilities in the global routing system; system interruptions or system failures; damage to our data centers; risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions; any loss or modification of our right to operate the .com and .net gTLDs; changes or challenges to the pricing provisions of the .com Registry Agreement; new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions; economic, legal and political risks associated with our international operations; the impact of unfavorable tax rules and regulations; risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes; the uncertainty of the impact of changes to the multi-stakeholder model of internet governance; the outcome of claims, lawsuits, audits or investigations; the effects of the COVID-19 pandemic; our ability to compete in the highly competitive business environment in which we operate; changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases; our ability to expand our services into developing and emerging economies; our ability to maintain strong relationships with registrars and their resellers; our ability to attract, retain and motivate our highly skilled employees; and our ability to protect and enforce our intellectual property rights. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2020, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: James Barbour, jbarbour@verisign.com, 703-948-3800

©2021 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$246,811	$401,194
Marketable securities	934,365	765,713
Other current assets	54,374	51,033
Total current assets	1,235,550	1,217,940
Property and equipment, net	241,136	245,571
Goodwill	52,527	52,527
Deferred tax assets	67,577	67,914
Deposits to acquire intangible assets	145,000	145,000
Other long-term assets	41,108	37,958
Total long-term assets	547,348	548,970
Total assets	$1,782,898	$1,766,910
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$201,463	$208,642
Deferred revenues	808,754	780,051
Total current liabilities	1,010,217	988,693
Long-term deferred revenues	290,288	282,838
Senior notes	1,790,712	1,790,083
Long-term tax and other liabilities	95,441	95,494
Total long-term liabilities	2,176,441	2,168,415
Total liabilities	3,186,658	3,157,108
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5,000; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000,000; Issued shares: 354,025 at March 31, 2021 and 353,789 at December 31, 2020; Outstanding shares: 112,766 at March 31, 2021 and 113,470 at December 31, 2020	14,111,235	14,275,160
Accumulated deficit	(15,512,248)	(15,662,602)
Accumulated other comprehensive loss	(2,747)	(2,756)
Total stockholders’ deficit	(1,403,760)	(1,390,198)
Total liabilities and stockholders’ deficit	$1,782,898	$1,766,910

VERISIGN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$323,621	$312,524
Costs and expenses:
Cost of revenues	46,968	45,573
Sales and marketing	8,484	6,604
Research and development	20,311	17,358
General and administrative	37,451	36,725
Total costs and expenses	113,214	106,260
Operating income	210,407	206,264
Interest expense	(22,534)	(22,535)
Non-operating income, net	444	7,084
Income before income taxes	188,317	190,813
Income tax (expense) benefit	(37,963)	143,303
Net income	150,354	334,116
Other comprehensive income	9	2,263
Comprehensive income	$150,363	$336,379

Earnings per share:
Basic	$1.33	$2.87
Diluted	$1.33	$2.86
Shares used to compute earnings per share
Basic	113,131	116,375
Diluted	113,296	116,730

VERISIGN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$150,354	$334,116
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	11,574	11,232
Stock-based compensation	12,974	11,441
Other, net	1,155	(1,311)
Changes in operating assets and liabilities:
Other assets	(6,758)	28
Accounts payable and accrued liabilities	(7,613)	(27,409)
Deferred revenues	36,153	22,807
Net deferred income taxes and other long-term tax liabilities	497	(170,844)
Net cash provided by operating activities	198,336	180,060
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	793,857	805,748
Purchases of marketable securities	(962,340)	(730,507)
Purchases of property and equipment	(6,721)	(11,013)
Proceeds received related to sale of business	—	14,856
Net cash (used in) provided by investing activities	(175,204)	79,084
Cash flows from financing activities:
Repurchases of common stock	(185,414)	(275,623)
Proceeds from employee stock purchase plan	8,101	8,296
Net cash used in financing activities	(177,313)	(267,327)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(202)	(1,316)
Net decrease in cash, cash equivalents, and restricted cash	(154,383)	(9,499)
Cash, cash equivalents, and restricted cash at beginning of period	410,601	517,601
Cash, cash equivalents, and restricted cash at end of period	$256,218	$508,102
Supplemental cash flow disclosures:
Cash paid for interest	$13,156	$13,151
Cash paid for income taxes, net of refunds received	$17,286	$15,914